090401

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20120856932-78
Ross Miller Secretary of State State of Nevada	Filing Date and Time 12/20/2012 3:57 PM
	Entity Number E0580752006-0

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

MusclePharm Corporation

2. Description of the original document for which correction is being made:

Certificate of Change

3. Filing date of the original document for which correction is being made: November 20, 2012

4. Description of the inaccuracy or defect:

There is a typographical error in the number of authorized shares of Common Stock stated in Box 4 of the original document.

5. Correction of the inaccuracy or defect:

The contents of Box 4 of the original document are hereby corrected to read in their entirety as follows:

"2,941,177 shares of Common Stock, par value $0.001 per share, and the shares of Preferred Stock set forth on Attachment "A" attached hereto."

6. Signature:

X

Authorized Signature — Title * EVP, Chief Operating Officer — Date 12-19-12

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.